Exhibit 10.3

SPX CORPORATION

AMENDMENT TO THE

SPX CORPORATION SUPPLEMENTAL RETIREMENT PLAN

FOR TOP MANAGEMENT

Pursuant to the powers of amendment reserved in Section 6.1 of the SPX Corporation Supplemental Retirement Plan for Top Management (the “Plan”), SPX Corporation hereby amends the Plan in the following manner:

1.             Effective as of January 31, 2008, the Plan is amended by adding the new Appendix M attached hereto to the end thereof.

Appendix M

Special Provisions for Leslie S. Powell

Leslie S. Powell will be treated (i) as though he were a participant in this Plan beginning on January 31, 2008, the date he was named an officer of SPX Corporation (i.e., Continuous Service shall commence as of such date) for purposes of determining the amount of benefits payable to him under this Plan and (ii) as though he were a participant in the SPX Qualified Plan for purposes of determining the eligibility for benefits and the amount of benefits under the Plan.